Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 Jeff Theiler (414) 978-6521	Investors: The Ruth Group David Burke 646 536-7009 dburke@theruthgroup.com

Physicians Realty Trust Declares Quarterly Cash Dividend

MILWAUKEE, Wisconsin, Sept. 26, 2014 — Physicians Realty Trust (NYSE: DOC) (the “Company”) announced today that the Company’s Board of Trustees has authorized and the Company has declared a quarterly cash dividend of $0.225 per common share for the quarter ending September 30, 2014.

Governor Tommy G. Thompson, Chairman of the Board of Trustees, stated, “We continue to successfully execute our business plan to grow our portfolio of high quality medical office buildings as well as our pipeline of acquisition opportunities. In addition, we have a strong and predictable revenue stream in place, driven by high occupancy levels and solid cap rates. This has enabled the Company to declare our fifth consecutive dividend payment of $0.225 per share. We are continuing to work hard to execute our growth strategy and with our recent upsized public offering and a new unsecured revolving credit facility in place, we are well positioned to do so.”

The dividend will be payable on October 30, 2014, to common shareholders of record on October 17, 2014.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company is a Maryland real estate investment trust and elected to be taxed as a REIT for U.S. federal income tax purposes beginning with its short taxable year ended December 31, 2013. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.